Exhibit 4.1

WYNDHAM WORLDWIDE CORPORATION

as Issuer and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

EIGHTH SUPPLEMENTAL INDENTURE Dated as of February 22, 2013

to

INDENTURE

Dated as of November 20, 2008

2.500% Notes due 2018

3.900% Notes due 2023

TABLE OF CONTENTS

		PAGE

	ARTICLE 1
	DEFINITIONS
Section 1.01.	Definition of Terms	1

	ARTICLE 2
	GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01.	Designation and Principal Amount	5
Section 2.02.	Maturity	5
Section 2.03.	Further Issues	5
Section 2.04.	Form of Payment	6
Section 2.05.	Global Securities and Denomination of Notes	6
Section 2.06.	Interest	6
Section 2.07.	Redemption	6
Section 2.08.	Limitations on Liens	6
Section 2.09.	Limitations on Sale and Leaseback Transactions	7
Section 2.10.	Merger, Consolidation and Sale of Assets	7
Section 2.11.	Additional Amounts	8
Section 2.12.	Events of Default	11
Section 2.13.	Appointment of Agents	12
Section 2.14.	Defeasance upon Deposit of Moneys or U.S. Government Obligations	12
Section 2.15.	SEC Reports	12
Section 2.16.	Purchase of Notes Upon a Change of Control	14

	ARTICLE 3
	FORM OF NOTES

Section 3.01.	Form of Notes	15

	ARTICLE 4
	ORIGINAL ISSUE OF NOTES

Section 4.01.	Original Issue of Notes	15

	ARTICLE 5
	MISCELLANEOUS

Section 5.01.	Ratification of Indenture	15
Section 5.02.	Trustee Not Responsible for Recitals	15
Section 5.03.	Governing Law	15
Section 5.04.	Separability	16
Section 5.05.	Counterparts Originals	16

i

EXHIBIT A — Form of 2018 Notes

EXHIBIT B — Form of 2023 Notes

ii

EIGHTH SUPPLEMENTAL INDENTURE, dated as of February 22, 2013 (this “Supplemental Indenture”), between Wyndham Worldwide Corporation, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 22 Sylvan Way, Parsippany, NJ 07054 (the “Company”), and U.S. Bank National Association, a national banking association, organized and in good standing under the laws of the United States, as trustee (the “Trustee”).

WHEREAS, the Company executed and delivered the indenture, dated as of November 20, 2008, to the Trustee (the “Base Indenture,” and as hereby supplemented, the “Indenture”), to provide for the issuance of the Company’s debt Securities to be issued in one or more series;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of two new series of its notes under the Base Indenture to be known as its “2.500% Notes due 2018” (the “2018 Notes”) and its “3.900% Notes due 2023” (the “2023 Notes” and, together with the 2018 Notes, the “Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture;

WHEREAS, the Executive Committee of the Board of Directors and the Pricing Committee thereof, pursuant to resolutions duly adopted on January 25, 2013 and February 19, 2013, respectively, have duly authorized the issuance of the Notes, and have authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect each such issuance;

WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Section 14.01 of the Base Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the forms and terms of the Notes, the Company covenants and agrees, with the Trustee, as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definition of Terms. Unless the context otherwise requires:

(a) each term defined in the Base Indenture has the same meaning when used in this Supplemental Indenture;

(b) the singular includes the plural and vice versa;

(c) headings are for convenience of reference only and do not affect interpretation;

(d) a reference to a Section or Article is to a Section or Article of this Supplemental Indenture unless otherwise indicated; and

(e) the following terms have the meanings given to them in this Section 1.01(e):

“Additional Amounts” shall have the meaning assigned to it in Section 2.11.

“Attributable Debt” means, with regard to a sale and leaseback arrangement of a Principal Property, an amount equal to the lesser of: (a) the fair market value of the Principal Property (as determined in good faith by the Board of Directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes then outstanding), compounded semi-annually.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the earlier of (1) the occurrence of a Change of Control or (2) public notice of the Company’s intention to effect a Change of Control, in each case until the end of the 60-day period following the earlier of (1) the occurrence of a Change of Control or (2) public notice of the Company’s intention to effect a Change of Control; provided, however, that if (i) during such 60-day period one or more Rating Agencies has publicly announced that it is considering the possible downgrade of the Notes, and (ii) a downgrade by each of the Rating Agencies that has made such an announcement would result in a Below Investment Grade Rating Event, then such 60-day period shall be extended for such time as the rating of the Notes by any such Rating Agency remains under publicly announced consideration for possible downgrade to a rating below an Investment Grade Rating and a downgrade by such Rating Agency to a rating below an Investment Grade Rating could cause a Below Investment Grade Rating Event. Notwithstanding the foregoing, a Below Investment Grade Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the

Company’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the rating event).

“Change in Domicile” shall have the meaning assigned to it in Section 2.11.

“Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined in this paragraph) becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of all shares of the Company’s capital stock entitled to vote generally in elections of directors; or (iv) the first day on which a majority of the members of the Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of Control Offer” shall have the meaning assigned to it in Section 2.16.

“Change of Control Payment” shall have the meaning assigned to it in Section 2.16.

“Change of Control Payment Date” shall have the meaning assigned to it in Section 2.16.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Consolidated Net Worth” means, as of any date of determination, all items which in conformity with GAAP would be included under stockholders’ equity on a consolidated balance sheet of the Company and its Subsidiaries at such date.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of this Supplemental Indenture; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“DTC” means The Depository Trust Company.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis, and Retrieval system or any successor thereto.

“Event of Default” shall have the meaning assigned to it in Section 2.12.

“Indebtedness” of any Person means, for purposes of this Supplemental Indenture only, without duplication, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments and (iii) any reimbursement obligation of such Person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P.

“Lien” means any pledge, mortgage, lien, encumbrance or other security interest.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Permitted Liens” means: (a) Liens existing on the date the Notes are issued; (b) Liens on any property or any Indebtedness of a Person existing at the time the Person becomes a Subsidiary (whether by acquisition, merger or consolidation) which were not incurred in anticipation thereof; (c) Liens in favor of the Company or its Subsidiaries; (d) Liens existing at the time of acquisition of the assets encumbered thereby which were not incurred in anticipation of such acquisition; (e) purchase money Liens which secure Indebtedness that does not exceed the cost of the purchased property; (f) Liens on real property acquired after the date on which the Notes are first issued which secure Indebtedness incurred to acquire such real property or improve such real property so long as (i) such Indebtedness is incurred on the date of acquisition of such real property or within 180 days of the acquisition of such real property; (ii) such Liens secure Indebtedness in an amount no greater than the purchase price or improvement price, as the case may be, of such real property so acquired; and (iii) such Liens do not extend to or cover any property of the Company’s or any Restricted Subsidiary other than the real property so acquired; and (g) extensions, renewals or replacements of any Indebtedness secured by the foregoing types of Permitted Liens, so long as the principal amount of Indebtedness secured thereby shall not exceed the amount of Indebtedness existing at the time of such extension, renewal or replacement.

“Principal Property” means an asset or assets owned by the Company or any Restricted Subsidiary having a gross book value in excess of $50,000,000.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, as amended, selected by the Company (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Relevant Taxing Jurisdiction” shall have the meaning assigned to it in Section 2.11.

“Restricted Subsidiary” means a Subsidiary of the Company (other than a Securitization Entity) that (i) is owned, directly or indirectly, by the Company or by one or more of the Subsidiaries of the Company, or by the Company and by one or more of the Subsidiaries of the Company, (ii) is incorporated under the laws of the United States or a state thereof and (iii) owns a Principal Property.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Securitization Entity” means any Subsidiary or other Person that is engaged solely in the business of effecting asset securitization transactions and related activities.

“Significant Subsidiary” shall mean any Subsidiary of the Company (other than a Securitization Entity) that is a “significant subsidiary” of the Company within the meaning given to such term in Article 1, Rule 1-02 of Regulation S-X.

“Taxes” shall have the meaning assigned to it in Section 2.11.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01. Designation and Principal Amount. There is hereby authorized and established two new series of Securities under the Base Indenture designated as the “2.500% Notes due 2018” and the “3.900% Notes due 2023,” which are not limited in aggregate principal amount. The initial aggregate principal amount of the 2018 Notes to be issued under this Supplemental Indenture shall be $450,000,000. The initial aggregate principal amount of the 2023 Notes to be issued under this Supplemental Indenture shall be $400,000,000. The Notes are not Original Issue Discount Securities. The 2018 Notes are issued at a public offering price of 99.868% and the 2023 Notes are issued at a public offering price of 99.826%. Any additional amounts of Notes to be issued shall be set forth in a Company Order.

Section 2.02. Maturity. The stated maturity of principal for the 2018 Notes shall be March 1, 2018. The stated maturity of principal for the 2023 Notes shall be March 1, 2023.

Section 2.03. Further Issues. The Company may from time to time, without the consent of the Holders of either series of Notes, issue additional 2018 Notes and 2023 Notes having the same terms in all respects as 2018 Notes and 2023 Notes, respectively, and which shall constitute part of the same series as the outstanding 2018 Notes and 2023 Notes, respectively; provided that if the additional 2018 Notes or 2023 Notes are not fungible with the then outstanding 2018 Notes and 2023 Notes, respectively, for United States federal income tax purposes, the additional notes shall have a separate CUSIP number.

Section 2.04. Form of Payment. Principal of, premium, if any, and interest on the Notes shall be payable in U.S. dollars.

Section 2.05. Global Securities and Denomination of Notes. Upon the original issuance, each series of Notes shall be represented by one or more Global Securities. The Company shall issue the Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof and shall deposit the Global Securities with, or on behalf of, DTC in New York, New York, and register the Global Securities in the name of Cede & Co., DTC’s nominee.

Section 2.06. Interest. The 2018 Notes shall bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from February 22, 2013 at the rate of 2.500% per annum payable semiannually in arrears; interest payable on each Interest Payment Date shall include interest accrued from February 22, 2013, or from the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates on which such interest shall be payable are March 1 and September 1, commencing on September 1, 2013; and the record date for the interest payable on any Interest Payment Date is the close of business on February 15 or August 15, as the case may be, next preceding the relevant Interest Payment Date. The 2023 Notes shall bear interest (computed on the basis of a 360 day year consisting of twelve 30 day months) from February 22, 2013 at the rate of 3.900% per annum payable semiannually in arrears; interest payable on each Interest Payment Date shall include interest accrued from February 22, 2013, or from the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates on which such interest shall be payable are March 1 and September 1, commencing on September 1, 2013; and the record date for the interest payable on any Interest Payment Date is the close of business on February 15 or August 15, as the case may be, next preceding the relevant Interest Payment Date.

Section 2.07. Redemption. The Notes are subject to redemption at the option of the Company as set forth in the form of the 2018 Note and the form of the 2023 Note attached hereto as Exhibits A and B respectively.

Section 2.08. Limitations on Liens. (a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, incur, assume or guarantee any Indebtedness secured by a Lien on any of its or any of its Subsidiaries’ capital stock, properties or assets, other than Permitted Liens, unless it has made or shall make effective provision whereby the Notes shall be secured by such Lien equally and ratably with (or prior to) the Indebtedness of the Company or any Restricted Subsidiary secured by such Lien for so long as such Indebtedness is secured. Any such Lien created pursuant to this Section 2.08 shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien to which it relates.

(b) Notwithstanding paragraph (a) of this Section 2.08, the Company and its Restricted Subsidiaries may, without securing the Notes, directly or indirectly, incur, assume or guarantee Indebtedness that would otherwise be subject to paragraph (a) if the sum of (i) the aggregate of all Indebtedness secured by such Liens and (ii) any Attributable Debt related to any permitted sale and leaseback arrangement does not at any one time exceed the greater of (x) 25% of Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien and (y) $300,000,000. For the avoidance of doubt, a “permitted sale and leaseback arrangement” for purposes of clause (ii) immediately above means a sale and leaseback arrangement consummated pursuant to and in compliance with Section 2.9(c) hereof.

Section 2.09. Limitations on Sale and Leaseback Transactions. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any arrangement with any Person to lease a Principal Property (except for any arrangements that exist on the date the Notes are issued or that exist at the time any Person that owns a Principal Property becomes a Restricted Subsidiary) which has been or is to be sold by the Company or the Restricted Subsidiary to such Person unless:

(a) the sale and leaseback arrangement involves a lease for a term of not more than three years;

(b) the sale and leaseback arrangement is entered into between the Company and a Subsidiary of the Company or between Subsidiaries of the Company;

(c) the Company or the Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt associated with such Principal Property without having to secure equally and ratably the Notes pursuant to Section 2.08(a) hereof;

(d) the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by the Board of Directors in good faith) of the Principal Property and the Company applies within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the Principal Property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the Notes and that is not debt to the Company or a Subsidiary of the Company, or (ii) the purchase or development of other comparable property; or

(e) the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.

Section 2.10. Merger, Consolidation and Sale of Assets. Section 6.04(a) of the Base Indenture shall be revised in its entirety to read:

(a) The Company shall not consolidate with any other entity or accept a merger of any other entity into the Company or permit the Company to be merged into any other entity, or sell other than for cash or lease all or substantially all its assets to another entity, unless (i) either the Company shall be the continuing entity, or the successor, transferee or lessee entity (if other than the Company) shall expressly assume, by indenture supplemental hereto, executed and delivered by such entity prior to or simultaneously with such consolidation, merger, sale or lease, the due and punctual payment of the principal of and interest and premium, if any, on all the Notes, according to their tenor, and the due and punctual performance and observance of all other obligations to the Holders of Notes and the Trustee under this Indenture or under the Notes to be performed or observed by the Company; (ii) immediately after such consolidation, merger, sale, lease or purchase, no Event of Default shall have occurred and be continuing; and (iii) the successor, transferee or lessee entity (if other than the Company) is a corporation or a limited liability company organized and validly existing under the laws of the United States or any jurisdiction thereof, Canada, Mexico, Switzerland or any other country that is a member country of the European Union on the date hereof.

Section 2.11. Additional Amounts. (a) All payments made by the Company, including any successor thereto, on any series of Notes shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law.

(b) If, pursuant to Section 2.10, as a result of or following a merger or consolidation of the Company with, or a sale by the Company of all or substantially all of its assets to, an entity that is organized under the laws of a jurisdiction outside of the United States (a “Change in Domicile”), any deduction or withholding is at any time required for, or on account of, any Taxes imposed or levied by or on behalf of:

(i) any jurisdiction (other than the United States) from or through which the Company makes (or, as a result of the Company’s connection with such jurisdiction, is deemed to make) a payment or delivery on a series of the Notes, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(ii) any other jurisdiction (other than the United States) in which the Company is organized or otherwise considered to be a resident or doing business for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clauses (i) and (ii), a “Relevant Taxing Jurisdiction”);

in respect of any payment or delivery under a series of Notes, the Company shall pay (together with such payment or delivery) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payment or delivery by each beneficial owner of such Notes after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), shall equal the amount that would have been received in respect of such payment or delivery in the absence of such withholding or deduction; provided, however, that Additional Amounts shall be payable only to the extent necessary so that the net amount received by the holder, after taking into account such withholding or deduction, equals the amount that would have been received by the holder in the absence of a Change in Domicile; provided, further, that no such Additional Amounts shall be payable with respect to:

(1) any Taxes that would have been imposed absent a Change in Domicile;

(2) any Taxes that would not have been so imposed but for the existence of any present or former connection between the beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant beneficial owner, if the relevant beneficial owner is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (including the beneficial owner being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere ownership or holding of such Note or enforcement of rights thereunder or the receipt of payments in respect thereof;

(3) any Taxes that would not have been so imposed if the beneficial owner had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant beneficial owner at that time has been notified by mail to the addresses of such Holders of Notes as they appear in the Register by the Company or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made);

(4) any Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the beneficial owner (except to the extent that the beneficial owner would have been entitled to Additional Amounts had the Note been presented during such 30 day period);

(5) any Taxes that are payable otherwise than by withholding from a payment or delivery on the Notes;

(6) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(7) any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to European Council Directive 2003/48/ EC on the taxation of savings or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive;

(8) any Taxes that could have been avoided by the presentation (where presentation is required) of the relevant Note to another Paying Agent in a member state of the European Union; and

(9) where, had the beneficial owner of the Note been the holder of the Note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (8) inclusive of this Section 2.11(b).

(c) The Company shall (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Company shall use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and shall provide such certified copies to each holder. The Company shall attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (y) the amount of such withholding Taxes paid per $1,000 principal amount of the Notes. Copies of such documentation shall be available for inspection during ordinary business hours at the office of the Trustee by the Holders of Notes upon request and shall be made available at the offices of the Paying Agent.

(d) At least 30 days prior to each date on which any payment under or with respect to a series of Notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Company shall be obligated to pay Additional Amounts with respect to such payment, the Company shall deliver to the Trustee an Officer’s Certificate stating the fact that such Additional Amounts shall be payable, the amounts so payable and shall set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders of such Notes on the payment date. Each such Officer’s Certificate may be conclusively relied upon by the Trustee until receipt of a further Officer’s Certificate addressing such matters.

(e) References in this Indenture or the Notes to the payment of principal, purchase prices in connection with a purchase of a series of Notes, interest, or any other amount payable on or with respect to such Notes shall be deemed to include payment of Additional Amounts pursuant to this Section 2.11 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f) The obligations provided for in this Section 2.11 shall survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor to the Company is organized or any political subdivision or taxing authority or agency thereof or therein.

Section 2.12. Events of Default. (a) The term “Event of Default” as used in this Indenture with respect to a series of Notes only, shall include the following described events in addition to those set forth in Section 7.01 of the Base Indenture:

(i) any failure by the Company to comply with its obligations under Section 2.10 hereof or Section 6.04 of the Base Indenture;

(ii) the entry by a court having jurisdiction in the premises of a decree or order for relief in respect of a Significant Subsidiary in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of a Significant Subsidiary or of substantially all the property of a Significant Subsidiary or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days;

(iii) the commencement by a Significant Subsidiary of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by a Significant Subsidiary to the entry of an order for relief in an involuntary case under any such law, or the consent by any Significant Subsidiary to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of a Significant Subsidiary or of substantially all the property of a Significant Subsidiary or the making by it of an assignment for the benefit of creditors or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by a Significant Subsidiary in furtherance of any action; and

(iv) any final judgment or decree for the payment of money which, when taken together with all other final judgments or decrees for the payment of money, causes the aggregate amount of such judgments or decrees entered against the Company or any Significant Subsidiary to exceed $50,000,000 (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability), remains outstanding for a period of 60 consecutive days after the later of (a) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (b) the date on which all rights to appeal have been extinguished.

(b) The “Event of Default” set forth in Section 7.01(a) of the Base Indenture with respect to a series of Notes only shall be replaced with the following:

(i) the failure of the Company to pay any installment of interest, including any additional interest and any Additional Amounts, on any Note when and as the same shall become payable, which failure shall have continued unremedied for a period of 30 days;

(c) The “Event of Default” set forth in Section 7.01(b) of the Base Indenture with respect to a series of Notes only shall be replaced with the following:

(i) the failure of the Company to pay the principal of any Note, including any Additional Amount, when and as the same shall become payable, whether at Maturity, by call for redemption (otherwise than pursuant to a sinking fund), upon required repurchase in connection with a Fundamental Change, or upon acceleration as authorized by the Indenture;

(d) The “Event of Default” set forth in Section 7.01(g) of the Base Indenture with respect to a series of Notes only shall be replaced with the following:

(i) Indebtedness of the Company or any of its Restricted Subsidiaries of at least $50,000,000 in aggregate principal amount is accelerated which acceleration has not been rescinded or annulled after 30 days notice thereof.

(e) This Section 2.12 shall incorporate the provisions of Section 2.15(c). The third and second from last paragraphs of Section 7.01 of the Base Indenture shall be replaced by Section 2.15(c) with respect to each series of the Notes only.

Section 2.13. Appointment of Agents. The Trustee shall initially be the Registrar and Paying Agent for each series of Notes.

Section 2.14. Defeasance upon Deposit of Moneys or U.S. Government Obligations. At the Company’s option, either (a) the Company shall be deemed to have been Discharged from its obligations with respect to a series of Notes on the first day after the applicable conditions set forth in Section 12.03 of the Base Indenture have been satisfied or (b) the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in Section 6.04 or Section 10.02 of the Base Indenture and Sections 2.09, 2.10 and 2.11 of this Supplemental Indenture with respect to such Notes at any time after the applicable conditions set forth in Section 12.03 of the Base Indenture have been satisfied.

Section 2.15. SEC Reports. (a)Any documents, reports or other information that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act shall be filed by the Company with the Trustee within 15 days after the same are required to be filed with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). The Company shall otherwise comply with the requirements of Section 314(a) of the Trust Indenture Act. Documents, reports or other information filed by the Company with the SEC via EDGAR shall be deemed to be filed with the Trustee as of the time such documents, reports or other information are filed via EDGAR. The Trustee does not have the duty to review such information, documents or reports, is not considered to have notice of the content of such information, documents or reports or any defaults or Events of Default discernable therefrom and does not have a duty to verify the accuracy of such information, documents or reports.

(b) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(c) Notwithstanding anything to the contrary in Section 2.12, to the extent that the Company elects, pursuant to Section 2.15(e), the sole remedy available to the Holders of a series of Notes or to the Trustee on their behalf for an Event of Default relating to (i) the Company’s failure to file with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, or (ii) the Company’s failure to comply with its obligations in Section 2.15(a), shall, after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on such series of Notes at a rate equal to:

(i) 0.25% per annum of the principal amount of such series of Notes outstanding for each day during the 60-day period beginning on, and including, the occurrence of such an Event of Default during which such Event of Default is continuing; and

(ii) 0.50% per annum of the principal amount of such series of Notes outstanding for each day during the 120-day period beginning on, and including, the 61st day following, and including, the occurrence of such an Event of Default during which such Event of Default is continuing;

provided, however, that in no event shall such additional interest accrue at an annual rate in excess of 0.50% during the six-month period beginning on, and including, the date which is six months after the last date of original issuance of such series of Notes for any failure to timely file any document or report that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K).

(d) If the Company elects, additional interest shall be payable in the same manner and on the same dates as the stated interest payable on such series of Notes. On the 181st day after such Event of Default (if the Event of Default relating to the reporting obligations is not cured or waived prior to such 181st day), the related series of Notes shall be subject to acceleration as provided in Section 7.02 of the Base Indenture. This Section 2.15(d) shall not affect the rights of Holders of such series of Notes in the event of the occurrence of any Event of Default unrelated to this Section 2.15. In the event that the Company does not elect to pay the additional interest following an Event of Default in accordance with this Section 2.15(d), such series of Notes shall be subject to acceleration as provided in Section 7.02 of the Base Indenture.

(e) In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an Event of Default relating to the Company’s failure to comply with the reporting obligations, the Company must notify, in writing, all Holders of related series of Notes and the Trustee and Paying Agent of such election prior to the beginning of such 180-day period. Upon the Company’s failure to timely give such notice, such series of Notes shall be immediately subject to acceleration as provided in Section 7.02 of the Base Indenture.

Section 2.16. Purchase of Notes Upon a Change of Control. (a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes as provided in Article Four of the Base Indenture, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes pursuant to the offer described in this Section 2.16 (the “Change of Control Offer”) on the terms set forth in the Base Indenture at a purchase price in cash equal to 101 % of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but not including the date of purchase (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to the date of consummation of any Change of Control, but after the public announcement of the pending Change of Control, the Company shall mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Base Indenture and described in such notice. The repurchase obligation with respect to any notice mailed prior to the consummation of the Change of Control, shall be conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

(c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.16, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 2.16 by virtue of such conflicts.

(d) On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company and the amount to be paid by the Paying Agent. The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such Holder, if any; in denominations as set forth herein. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e) The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if another Person makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.16 otherwise applicable to a Change of Control Offer made by the Company and such other Person purchases all Notes properly tendered and not withdrawn pursuant to such Change of Control Offer.

ARTICLE 3

FORM OF NOTES

Section 3.01. Form of Notes. The 2018 Notes and the 2023 Notes and the Trustee’s Certificates of Authentication to be endorsed thereon are to be substantially in the forms set forth in Exhibits A and B hereto, respectively.

ARTICLE 4

ORIGINAL ISSUE OF NOTES

Section 4.01. Original Issue of Notes. The Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver such Notes as in such Company Order provided.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Supplemental Indenture apply solely with respect to the Notes. This Supplemental Indenture shall not be used to, and is not intended to, interpret any other indenture (other than the Base Indenture), supplemental indenture, loan or debt agreement of the Company or any of its Subsidiaries. Any such indenture, supplemental indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture.

Section 5.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 5.03. Governing Law. This Supplemental Indenture and each Note shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

Section 5.04. Separability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.05. Counterparts Originals. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

WYNDHAM WORLDWIDE CORPORATION

By:	/s/ Thomas J. Edwards, Jr.
	Name:	Thomas J. Edwards, Jr.
	Title:	Executive Vice President and Treasurer

[Signature Page to Eighth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ William G. Keenan
	Name:	Willam G. Keenan
	Title:	Vice President

[Signature Page to Eighth Supplemental Indenture]

EXHIBIT A

[FACE OF NOTE]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Global 2018 Note

CUSIP No. [—]

WYNDHAM WORLDWIDE CORPORATION

2.500% NOTES DUE 2018

No. [—]	$[—] As revised by the Schedule of Increases or Decreases in Global Security attached hereto

Interest. Wyndham Worldwide Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of [—] DOLLARS ($[—]), as revised by the Schedule of Increases or Decreases in Global Security attached hereto, on March 1, 2018 and to pay interest thereon from February 22, 2013 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on March 1 and September 1 in each year, commencing September 1, 2013 at the rate of 2.500% per annum, until the principal hereof is paid or made available for payment.

Method of Payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be February 15 or August 15, as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice thereof having been given to Holders of Securities not less than 10 days prior to such Special Record Date, all as more fully provided in said Indenture. Payment of the principal of (and premium, if any) and any such interest on this Security shall be made at the Corporate Trust Office in U.S. Dollars.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Global 2018 Note

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: [—]

WYNDHAM WORLDWIDE CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated: [—]

U.S. BANK NATIONAL ASSOCIATION

as Trustee, certifies that this is one of the Securities of the series referred to in the Indenture.

By:
Authorized Signatory

Global 2018 Note

[REVERSE OF NOTE]

Indenture. This Security is one of a duly authorized issue of securities of the Company (herein called the “Security”) issued and to be issued under an Indenture, dated as of November 20, 2008 (the “Base Indenture”), as supplemented by an Eighth Supplemental Indenture dated February 22, 2013 (as so supplemented, herein called the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $[—]. To the extent the terms of this Security conflict with the terms of the Indenture, the terms of the Indenture shall govern.

Optional Redemption. Prior to February 1, 2018, the Securities are subject to redemption at the Company’s option, at any time and from time to time, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date, and

•

the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points plus accrued and unpaid interest on the principal amount being redeemed to the Redemption Date (exclusive of interest accrued to the Redemption Date).

On or after February 1, 2018, the Securities are subject to redemption at the Company’s option, at any time and from time to time, in whole or in part, at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.

Global 2018 Note

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations or, if the Independent Investment Banker is able to obtain only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company, which may be one of the Reference Treasury Dealers.

“Reference Treasury Dealer” means any primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) that the Company selects. The Company has selected J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors as Primary Treasury Dealers.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Securities, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the Securities (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), (2) if the period from the Redemption Date to the maturity date of the Securities to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, or (3) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

Global 2018 Note

Notice of any redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each registered Holder of the Securities to be redeemed. If money sufficient to pay the redemption price of all of the Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Trustee or Paying Agent on or before the Redemption Date, and unless the Company defaults in payment of the redemption price, on and after the Redemption Date, interest shall cease to accrue on the Securities or portions of the Securities called for redemption. If fewer than all of the Securities are to be redeemed, and such Securities are at the time represented by a Global Security, the Depositary shall select by lot the particular interests to be redeemed. If the Company elects to redeem fewer than all of the Securities, and any of such Securities are not represented by a Global Security, then the Trustee shall select the particular Securities to be redeemed in a manner it deems appropriate and fair (and the Depositary shall select by lot the particular interests in any Global Security to be redeemed).

The Company may at any time, and from time to time, purchase the Securities at any price or prices in the open market or otherwise.

Defaults and Remedies. If an Event of Default with respect to Securities shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Restrictive Covenants. The Indenture does not limit the incurrence of additional debt by the Company or any of its Subsidiaries; however, it does limit the creation of certain Liens and the entry into sale and leaseback transactions by the Company or any of its Restricted Subsidiaries. The limitations are subject to a number of important qualifications and exceptions. Once a year, the Company must report to the Trustee on its compliance with these limitations.

Denominations, Transfer and Exchange. The Securities are issuable only in registered form without coupons in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of any different authorized denomination or denominations, as requested by the Holder surrendering the same.

Global 2018 Note

As provided in the Indenture and subject to certain limitations therein set forth, including Section 3.06 of the Base Indenture, the transfer of this Security is registerable in the Register, upon surrender of this Security for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of any different authorized denomination or denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners. Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for the purpose of receiving payment of principal of and premium, if any, and (subject to Section 3.08 of the Base Indenture) interest, if any, on such Security and for all other purposes whatsoever, whether or not this Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

Defined Terms. All terms used in this Security and not defined herein shall have the meanings assigned to them in the Indenture.

Global 2018 Note

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Security	Amount of decrease in Principal Amount of this Global Security	Principal Amount of this Global Security following each decrease or increase	Signature of authorized signatory of Trustee

Global 2018 Note

EXHIBIT B

[FACE OF NOTE]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Global 2023 Note

CUSIP No. [—]

WYNDHAM WORLDWIDE CORPORATION 3.900% NOTES DUE 2023

No. [—]	$[—] As revised by the Schedule of Increases or Decreases in Global Security attached hereto

Interest. Wyndham Worldwide Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of [—] DOLLARS ($[—]), as revised by the Schedule of Increases or Decreases in Global Security attached hereto, on March 1, 2023 and to pay interest thereon from February 22, 2013 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on March 1 and September 1 in each year, commencing September 1, 2013 at the rate of 3.900% per annum, until the principal hereof is paid or made available for payment.

Method of Payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be February 15 or August 15, as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice thereof having been given to Holders of Securities not less than 10 days prior to such Special Record Date, all as more fully provided in said Indenture. Payment of the principal of (and premium, if any) and any such interest on this Security shall be made at the Corporate Trust Office in U.S. Dollars.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Global 2023 Note

Dated: [—]

WYNDHAM WORLDWIDE CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated: [—]

U.S. BANK NATIONAL ASSOCIATION

as Trustee, certifies that this is one of the Securities of the series referred to in the Indenture.

By:
Authorized Signatory

Global 2023 Note

[REVERSE OF NOTE]

Indenture. This Security is one of a duly authorized issue of securities of the Company (herein called the “Security”) issued and to be issued under an Indenture, dated as of November 20, 2008 (the “Base Indenture”), as supplemented by an Eighth Supplemental Indenture dated February 22, 2013 (as so supplemented, herein called the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $[—]. To the extent the terms of this Security conflict with the terms of the Indenture, the terms of the Indenture shall govern.

Optional Redemption. Prior to December 1, 2022, the Securities are subject to redemption at the Company’s option, at any time and from time to time, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date, and

•

the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points plus accrued and unpaid interest on the principal amount being redeemed to the Redemption Date (exclusive of interest accrued to the Redemption Date).

On or after December 1, 2022, the Securities are subject to redemption at the Company’s option, at any time and from time to time, in whole or in part, at a redemption price equal to

100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.

Global 2023 Note

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations or, if the Independent Investment Banker is able to obtain only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company, which may be one of the Reference Treasury Dealers.

“Reference Treasury Dealer” means any primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) that the Company selects. The Company has selected J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors as Primary Treasury Dealers.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Securities, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the Securities (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), (2) if the period from the Redemption Date to the maturity date of the Securities to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, or (3) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

Global 2023 Note

Notice of any redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each registered Holder of the Securities to be redeemed. If money sufficient to pay the redemption price of all of the Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Trustee or Paying Agent on or before the Redemption Date, and unless the Company defaults in payment of the redemption price, on and after the Redemption Date, interest shall cease to accrue on the Securities or portions of the

Securities called for redemption. If fewer than all of the Securities are to be redeemed, and such Securities are at the time represented by a Global Security, the Depositary shall select by lot the particular interests to be redeemed. If the Company elects to redeem fewer than all of the Securities, and any of such Securities are not represented by a Global Security, then the Trustee shall select the particular Securities to be redeemed in a manner it deems appropriate and fair (and the Depositary shall select by lot the particular interests in any Global Security to be redeemed).

The Company may at any time, and from time to time, purchase the Securities at any price or prices in the open market or otherwise.

Defaults and Remedies. If an Event of Default with respect to Securities shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Restrictive Covenants . The Indenture does not limit the incurrence of additional debt by the Company or any of its Subsidiaries; however, it does limit the creation of certain Liens and the entry into sale and leaseback transactions by the Company or any of its Restricted Subsidiaries. The limitations are subject to a number of important qualifications and exceptions. Once a year, the Company must report to the Trustee on its compliance with these limitations.

Global 2023 Note

Denominations, Transfer and Exchange. The Securities are issuable only in registered form without coupons in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of any different authorized denomination or denominations, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, including Section 3.06 of the Base Indenture, the transfer of this Security is registerable in the Register, upon surrender of this Security for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of any different authorized denomination or denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners. Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for the purpose of receiving payment of principal of and premium, if any, and (subject to Section 3.08 of the Base Indenture) interest, if any, on such Security and for all other purposes whatsoever, whether or not this Security be overdue, and neither the Company, the Trustee nor any agent shall of the Company or the Trustee shall be affected by notice to the contrary.

Defined Terms. All terms used in this Security and not defined herein shall have the meanings assigned to them in the Indenture.

Global 2023 Note

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Security	Amount of decrease in Principal Amount of this Global Security	Principal Amount of this Global Security following each decrease or increase	Signature of authorized signatory of Trustee

Global 2023 Note